55 Technology Way
West Greenwich, Rhode Island  02817 USA
Telephone: 401 392-1000
Fax: 401 392-1234
Website: WWW.GTECH.COM



For Immediate Release                                 Contact: Robert K. Vincent
December 12, 2002                                              Public Affairs
                                                               GTECH Corporation
                                                               401-392-7452

             GTECH ANNOUNCES FISCAL YEAR 2003 THIRD QUARTER RESULTS
             ------------------------------------------------------

              Company Exceeds Targets; Increases Full Year Guidance
              -----------------------------------------------------

WEST GREENWICH, RI - (December 12, 2002) - GTECH (NYSE: GTK) today announced earnings for the third quarter and first nine months of fiscal year 2003, ended November 23, 2002.

"The third quarter was an outstanding quarter for GTECH, financially, operationally, and strategically," said GTECH President and Chief Executive Officer W. Bruce Turner. "Our financial performance has once again exceeded targets on all levels, driven by robust same store sales growth in the U.S., new international services contracts, and the benefits of our efficiency-improvement process."

"We are encouraged by the positive trends we have seen in recent months," said GTECH Senior Vice President and Chief Financial Officer Jaymin B. Patel. "The combined effect of growth in service revenues, margin expansion, and close management of operating expenses drove operating income up by approximately $15 million or 40 percent."

Operating Results
-----------------

Revenues for the third quarter of fiscal 2003 totaled $256.5 million, down 2.7% from the $263.6 million of revenues in the third quarter of fiscal 2002, due to lower product sales, which were partially offset by higher service revenues. Net income was $32.8 million, or $0.57 per diluted share, up substantially over net income of $21.6 million, or $0.37 per diluted share, for the same period last year [$23.0 million, or $0.39 per diluted share, had the new rules on accounting for goodwill been applicable].

Revenues for the first nine months of fiscal 2003 were $708.8 million, down 3.6% from revenues of $735.1 million for the same period last year, due to lower product sales, which were partially offset by higher service revenues. Net income was $100.1 million, or $1.71 per diluted share, up substantially over net income of $57.4 million, or $0.94 per diluted share, for the same period last year [$61.6 million, or $1.02 per diluted share, had the new rules on accounting for goodwill been applicable].

Earnings per share in the prior year have been restated to reflect the 2-for-1 common stock split effected in the form of a stock dividend, which was distributed on May 23, 2002, to shareholders of record as of May 16, 2002.

Third Quarter
-------------

Service revenues were $207.8 million in the third quarter, up 5.8% over the $196.4 million of service revenues in the same quarter last year. Stronger same store sales, combined with several new international contracts and higher service revenues from Colombia, drove this increase, which was partially offset by lower service revenues from the weakening of the Brazilian real against the U.S. dollar.

Had last year's average exchange rates prevailed throughout the most recent quarter, the Company estimates that service revenues would have increased by approximately 10.0%, compared to the third quarter of last year.

Product sales in the third quarter of fiscal 2003 were $48.7 million, down $18.5 million from the $67.2 million recorded in the third quarter of fiscal 2002. Prior year product sales included one-time sales of terminals and software to our customer in the United Kingdom, which were partially offset by the sale of a turnkey system to our customer in France and the sale of terminals to our customer in Spain in the third quarter of the current fiscal year.

Service margins improved to 37.9% in the third quarter of fiscal 2003 from 29.6% in the third quarter of fiscal 2002, primarily driven by new contracts, lower depreciation associated with existing contracts, and improved operating efficiencies.

Product margins declined to 19.7% in the third quarter of fiscal 2003 versus 23.8% in the third quarter of last year, reflecting the sale of a turnkey system to France and the sale of terminals to Spain, partially offset by the absence of inventory reserves recorded in the prior year in connection with a product sale contract with a customer in Italy.

Other income of $0.2 million in the third quarter of fiscal 2003 includes $2.8 million of foreign exchange gains principally associated with Brazil, partially offset by $2.3 million of net costs associated with the early retirement of the balance of $40 million of 2004 Private Placement Notes.

Interest expense declined $2.9 million, or 51.5%, from $5.6 million in the third quarter of fiscal 2002 to $2.7 million in the third quarter of fiscal 2003, primarily due to lower debt resulting from the retirement of $165 million of Private Placement Notes in the fourth quarter of fiscal 2002, and $40 million of Private Placement Notes in the third quarter of fiscal 2003.

Year to Date
------------

Service revenues for the first nine months of fiscal 2003 were $643.1 million, up $26.5 million, or 4.3%, over the $616.6 million of service revenues in the same period last year. Stronger same store sales, combined with several new international contracts and higher service revenues from Colombia, drove this increase, which was partially offset by lower service revenues from the weakening of the Brazilian real against the U.S. dollar.

Had last year's average exchange rates prevailed throughout the first nine months of fiscal 2003, the Company estimates that service revenues would have increased by approximately 6.6%, compared to the same period last year.

Product sales in the first nine months of fiscal 2003 were $65.7 million, down $52.8 million from the $118.5 million in the same period last year. Prior year product sales included one-time sales of terminals and software to our customer in the United Kingdom, which were partially offset by the sale, in the third quarter of the current year, of a turnkey system to our customer in France and the sale of terminals to our customer in Spain.

Service margins improved to 37.3% compared to 30.8% in fiscal 2002, primarily driven by new contracts, lower depreciation associated with existing contracts, and improved operating efficiencies.

Product margins improved to 24.8% this year versus 20.1% last year due to the absence of prior year inventory reserves recorded in connection with a product sale contract with a customer in Italy, partially offset by lower margins associated with the sale of a turnkey system to our customer in France, and the sale of terminals to our customer in Spain, which were recorded in the current fiscal year.

Operating expenses in the first nine months of fiscal 2003 were $94.7 million, down $17.1 million, compared to the $111.8 million of operating expenses incurred in the first nine months of fiscal 2002, primarily driven by the continued execution of cost saving initiatives and emphasis on improving operating efficiencies. The Company also benefited from the new rules on goodwill accounting, which eliminated the amortization of goodwill.

Interest expense declined $10.1 million, or 54.7%, from $18.5 million in the first nine months of fiscal 2002, to $8.4 million in the first nine months of fiscal 2003, primarily due to lower debt balances resulting from the retirement of $165.0 million of Private Placement Notes in the fourth quarter of fiscal 2002, and $40 million of Private Placement Notes in the third quarter of fiscal 2003.

Cash Flow and Investments
-------------------------

During the first nine months of fiscal 2003, the Company generated $281.0 million of cash from operations, which was used to fund investing activities totaling $132.6 million, resulting in free cash flows of $148.4 million. These free cash flows were used to retire $40 million of Private Placement Notes and repurchase $57.4 million, or 2.1 million shares, of the Company's common stock. At the end of the fiscal 2003 third quarter, the Company had no borrowings under its $300 million credit facility.

Share Repurchase
----------------

GTECH also announced last week that the Board of Directors authorized a new open market share repurchase program for up to an aggregate amount of $100 million of the Company's outstanding common stock through March 31, 2004. The new program is in addition to the unused capacity remaining in the existing program, which is scheduled to expire in February 2003. It is contemplated that the share repurchases will be accomplished through periodic purchases on the open market. The timing of such purchases will be dependent upon market conditions and corporate considerations.

Financial Outlook
-----------------

The Company also revised the guidance upward for fiscal year ending February 22, 2003.

The Company continues to expect service revenue growth in the range of 2% to 3%. The Company expects product sales to be in the range of $100 to $110 million.

The Company expects that service profit margins will be in the range of 37% to 39%, and product sale profit margins to be in the range of 25% to 27%.

Based on the improved outlook, it now expects earnings per share for fiscal 2003 to be in the range of $2.30 to $2.35 on a fully-diluted basis, rather than the previously announced $2.10 to $2.20 per share.

Earnings per diluted share for the fourth quarter are expected to be in the range of $0.59 to $0.64.

For fiscal 2004, ending February 28, 2004, the Company expects service revenues to be comparable to fiscal 2003 levels, reflecting a 5% to 6% increase in same store sales and net contract wins, offset by a number of factors, including contractual rate changes, fluctuations in foreign exchange rates against the U.S. Dollar, and modified revenue expectations from Brazil. The Company expects product sales in the range of $90 to $100 million.

The Company expects service margins to be in the range of 39% to 41% and product margins in the range of 21% to 23%.

Based upon a diluted share estimate of 57 million, the Company believes that earnings per share will be in the range of $2.50 to $2.60 for fiscal 2004.

The Company notes that fiscal 2004 will be a 53-week year, an event that occurs every five to six years.

Quarter Highlights
------------------

During the third quarter, GTECH:

o Signed a five-year contract extension with the Oregon State Lottery to provide video lottery software development services;

o    Signed a three-year field services agreement with the Virginia Lottery;

o Signed a multi-year integrated services contract with the California Lottery to provide a new lottery system and communications network;

o Was selected by Westdeutsche Lotterie GmbH & Co (WestLotto) to provide a new online and instant-ticket central system solution and services;

o Was awarded five-year subcontracts to provide call center services for select automated government benefits programs in Illinois and Maine;


o Was invited to negotiate a new five-year contract to provide online lottery services to the Wisconsin Lottery; and,

o    Was awarded a  seven-year  integrated  services  contract  with the Georgia
     Lottery  to   provide  a  new  online   lottery   solution   and   wireless
     telecommunications network.

"These wins come on the heels of significant wins in California and Ireland and are a clear validation of GTECH's business strategy, our technology, and above all, our understanding of what lotteries, retailers, and players are looking for today and in the future," continued Mr. Turner.

Other Business Developments
---------------------------

GTECH further strengthened its board of directors and senior management team by appointing General Emmett Paige, Jr. as Chairman of the Board; David J. Calabro as Chief Operating Officer; and Timothy B. Nyman as Senior Vice President of Global Services.

In addition, GTECH announced that it was not chosen by the Colorado Lottery as the apparent successful vendor to provide equipment and services for a new integrated online and instant-ticket lottery system.

The  Company  also  announced a voluntary  recall by the Taiwan  Public  Welfare
Lottery (the Lottery) of previously issued instant tickets distributed by Lottery Technology Services Corporation, a partnership between Acer, Incorporated and GTECH.

The Lottery took this action in response to concerns about potential operational and technical issues related to the instant ticket games. As a result of the voluntary recall, very few ticket books were returned and the event had little effect on ticket sales.

The tickets have been replaced by a new set of tickets. The issues addressed in Taiwan were the product of unique circumstances that are not present in other GTECH(R) jurisdictions.

The Washington State Lottery joined the Mega Millions game, a multi-state lottery game designed to produce larger payoffs for players and more profits for participating states which include Georgia, Illinois, New York, Michigan, New Jersey, Ohio, Massachusetts, Virginia, and Maryland.

In an effort to increase sales and fill a budget shortfall, the Michigan Lottery recently introduced Sunday Lottery drawings and a new game, Change Play. Change Play winners are selected each day after 9:00 p.m. in a computerized random drawing that operates like a raffle. Players can buy computerized tickets for 25 cents to 99 cents each. Winnings are proportional to amounts wagered.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and
(iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on Reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers; (vii) the fact that several of the Company's larger contracts are to be rebid within the next six months; (viii) the possibility of significant fluctuation of quarterly operating results; (ix) the intensity of competition in the lottery industry;
(x) the possibility of substantial penalties under and/or termination of the Company's contracts; (xi) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xii) opposition to expansion of lottery and gaming; (xiii) the Company's ability to attract and retain key employees; and (xiv) the possibility of adverse determinations in pending legal proceedings. ooo GTECH, a leading global information technology company with $1 billion in revenues and 4,300 people in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

                                      -000-

                Consolidated statement of operations to follow:

CONSOLIDATED INCOME STATEMENTS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                           (Unaudited)
                                                        Three Months Ended
                                                   -----------------------------
                                                   November 23,    November 24,
                                                       2002          2001
                                                   -------------  --------------
                                                   (Dollars in thousands,
                                                  except per share amounts)
Revenues:
  Services                                           $ 207,784    $ 196,427
  Sales of products                                     48,682       67,152
                                                     ---------    ---------
                                                       256,466      263,579
Costs and expenses:
  Costs of services                                    129,122      138,346
  Costs of sales                                        39,070       51,147
                                                     ---------    ---------
                                                       168,192      189,493

Gross profit                                            88,274       74,086

Selling, general and administrative                     24,358       26,692
Research and development                                10,903        7,980
Goodwill amortization                                     --          1,493
                                                     ---------    ---------
  Operating expenses                                    35,261       36,165
                                                     ---------    ---------

Operating income                                        53,013       37,921

Other income (expense):
  Interest income                                        1,028        1,070
  Equity in earnings of unconsolidated affiliates        1,406        1,255
  Other income                                             234          250
  Interest expense                                      (2,728)      (5,624)
                                                     ---------    ---------
                                                           (60)      (3,049)
                                                     ---------    ---------

Income before income taxes                              52,953       34,872

Income taxes                                            20,122       13,251
                                                     ---------    ---------

Net income                                           $  32,831    $  21,621
                                                     =========    =========

Basic earnings per share                             $    0.58    $    0.37
                                                     =========    =========

Diluted earnings per share                           $    0.57    $    0.37
                                                     =========    =========

CONSOLIDATED INCOME STATEMENTS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                       (Unaudited)
                                                     Nine Months Ended
                                                  -------------------------
                                                  November 23,   November 24,
                                                      2002          2001
                                                  -----------    ----------
                                                     (Dollars in thousands,
                                                    except per share amounts)
Revenues:
  Services                                          $ 643,119    $ 616,597
  Sales of products                                    65,717      118,531
                                                    ---------    ---------
                                                      708,836      735,128
Costs and expenses:
  Costs of services                                   402,999      426,430
  Costs of sales                                       49,426       94,747
                                                    ---------    ---------
                                                      452,425      521,177
                                                    ---------    ---------

Gross profit                                          256,411      213,951

Selling, general and administrative                    70,168       83,343
Research and development                               24,575       23,949
Goodwill amortization                                    --          4,556
                                                    ---------    ---------
  Operating expenses                                   94,743      111,848
                                                    ---------    ---------

Operating income                                      161,668      102,103

Other income (expense):
  Interest income                                       2,847        4,324
  Equity in earnings of unconsolidated affiliates       3,363        3,830
  Other income                                          1,912          743
  Interest expense                                     (8,371)     (18,475)
                                                    ---------    ---------
                                                         (249)      (9,578)
                                                    ---------    ---------

Income before income taxes                            161,419       92,525

Income taxes                                           61,340       35,159
                                                    ---------    ---------
Net income                                          $ 100,079    $  57,366
                                                    =========    =========

Basic earnings per share                            $    1.75    $    0.96
                                                    =========    =========

Diluted earnings per share                          $    1.71    $    0.94
                                                    =========    =========

CONSOLIDATED BALANCE SHEETS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                                                           (Unaudited)
                                                                                           November 23,   February 23,
                                                                                              2002           2002
                                                                                           ------------   ------------
ASSETS                                                                                       (Dollars in thousands)
CURRENT ASSETS:
  Cash and cash equivalents                                                                $  97,509        $  35,095
  Trade accounts receivable                                                                   82,815          100,361
  Sales-type lease receivables                                                                 4,454            4,894
  Inventories                                                                                 71,685           86,629
  Deferred income taxes                                                                       28,321           28,321
  Other current assets                                                                        18,369           22,730
                                                                                           ---------        ---------
            TOTAL CURRENT ASSETS                                                             303,153          278,030

SYSTEMS, EQUIPMENT AND OTHER ASSETS RELATING TO CONTRACTS                                    398,157          369,595

GOODWILL                                                                                     115,498          116,828

OTHER ASSETS                                                                                  74,716           89,376
                                                                                           ---------        ---------
            TOTAL ASSETS                                                                   $ 891,524        $ 853,829
                                                                                           =========        =========


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short term borrowings                                                                    $   3,624        $   2,358
  Accounts payable                                                                            51,905           43,430
  Accrued expenses                                                                            68,947           75,666
  Employee compensation                                                                       29,911           37,941
  Advance payments from customers                                                             74,665           72,645
  Income taxes payable                                                                        47,306           53,928
  Current portion of long-term debt                                                            6,600            3,510
                                                                                           ---------        ---------
            TOTAL CURRENT LIABILITIES                                                        282,958          289,478
                                                                                           =========        =========

LONG-TERM DEBT, less current portion                                                         287,974          329,715

OTHER LIABILITIES                                                                             41,255           27,986

DEFERRED INCOME TAXES                                                                          4,825            3,695

COMMITMENTS AND CONTINGENCIES                                                                   --               --

SHAREHOLDERS' EQUITY:
  Preferred Stock, par value $.01 per share--20,000,000 shares authorized, none issued          --               --
  Common Stock, par value $.01 per share--150,000,000 shares authorized,
  92,296,404 and 92,297,404 shares issued; 56,739,848 and 57,491,256 shares outstanding at November 23, 2002 and February 23, 2002, respectively (shares adjusted
  to reflect May 2002 two-for-one stock split)                                                   923              461
Additional paid-in capital                                                                   241,536          234,247
Equity carryover basis adjustment                                                             (7,008)          (7,008)
Accumulated other comprehensive loss                                                         (97,155)        (100,815)
Retained earnings                                                                            641,934          542,878
                                                                                           ---------        ---------
                                                                                             780,230          669,763
  Less cost of 35,556,556 and 34,806,148 shares in treasury at
    November 23, 2002 and February 23, 2002, respectively (shares adjusted to reflect
    May 2002 two-for-one stock split)                                                       (505,718)        (466,808)
                                                                                           ---------        ---------
                                                                                             274,512          202,955
                                                                                           ---------        ---------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $ 891,524        $ 853,829
                                                                                           =========        =========

CONSOLIDATED STATEMENTS OF CASH FLOWS

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                                                    (Unaudited)
                                                                                 Nine Months Ended
                                                                              November 23,   November 24,
                                                                                  2002           2001
                                                                              ------------   ------------
                                                                                (Dollars in thousands)

OPERATING ACTIVITIES
Net income                                                                      $ 100,079    $  57,366
Adjustments to reconcile net income to net cash provided by
  operating activities:
   Depreciation                                                                   101,858      118,483
   Intangibles amortization                                                         4,051        6,356
   Goodwill amortization                                                              -          4,556
   Termination of interest rate swaps                                              11,357          -
   Tax benefit related to stock award plans                                         7,299          -
   Deferred income taxes provision                                                  1,130          -
   Asset impairment charges                                                           -          9,313
   Equity in earnings of unconsolidated affiliates, net of dividends received         559         (588)
   Other                                                                            4,568       (2,145)
   Changes in operating assets and liabilities:
      Trade accounts receivable                                                    11,723       27,332
      Inventories                                                                  14,944       12,055
      Special charge                                                                 (364)      (6,272)
      Other assets and liabilities                                                 23,760       26,865
                                                                                ---------    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         280,964      253,321

INVESTING ACTIVITIES
Purchases of systems, equipment and other assets relating to contracts           (131,221)    (146,117)
Investments in and advances to unconsolidated subsidiaries                            -          3,786
Proceeds from the sale of majority interest in a subsidiary                           -         10,000
Proceeds from sale of investments                                                     -          2,098
Other                                                                              (1,350)      (3,556)
                                                                                ---------    ---------
NET CASH USED FOR INVESTING ACTIVITIES                                           (132,571)    (133,789)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt                                          -        186,000
Principal payments on long-term debt                                              (46,408)    (182,298)
Purchases of treasury stock                                                       (57,424)    (194,389)
Proceeds from stock options                                                        15,842       40,968
Tender premiums and prepayment fees                                                (3,434)         -
Other                                                                               2,926       (1,056)
                                                                                ---------    ---------
NET CASH USED FOR FINANCING ACTIVITIES                                            (88,498)    (150,775)

Effect of exchange rate changes on cash                                             2,519       (4,272)
INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                                  62,414      (35,515)

Cash and cash equivalents at beginning of period                                   35,095       46,948
                                                                                ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $  97,509    $  11,433
                                                                                =========    =========